UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)             May 6, 2011

Warwick Valley Telephone Company

(Exact name of registrant as specified in its charter)

New York	0-11174	14-1160510
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

47 Main Street, Warwick, New York	10990
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code       845-986-8080

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed, on May 5, 2011, Kenneth H. Volz resigned his position as Executive Vice President, Chief Financial Officer and Treasurer of Warwick Valley Telephone Company (the “Company”).

On May 6, 2011, the Company entered into a severance agreement and release of all claims (the “Severance Agreement”) with Mr. Volz.  The Company and Mr. Volz entered into the Separation Agreement in accordance with the terms of Mr. Volz’s employment agreement with the Company dated February 12, 2010, effective April 11, 2010 (the “Employment Agreement”), which survives the execution of the Severance Agreement.

Mr. Volz has seven calendar days from May 6, 2011 (the date he signed the Severance Agreement) to revoke his acceptance of the Severance Agreement.  If he does not revoke his acceptance, the Severance Agreement will be effective on the eighth day after the date of his signature, or May 14, 2011.  If Mr. Volz elects to revoke his acceptance, his termination of employment will nevertheless have occurred effective May 5, 2011 (the “Separation Date”) and he will not be entitled to the separation payments and benefits noted below and will be required to return any benefits already received.

Pursuant to the terms of the Severance Agreement, Mr. Volz will receive a lump sum payment of $230,769.60, which represents his annual base salary from the Separation Date through April 10, 2012.  In addition, he will receive a separate lump sum payment for banked vacation time of $16,346.18 and current accrued and unused vacation time of $6,850.97.  Mr. Volz will also be reimbursed for one month’s rent equal to $950.00.  All payments under the Severance Agreement will be released within 30 days after the Severance Agreement is signed.  Mr. Volz also waived any right to continued medical and dental coverage benefits.

Mr. Volz’s stock options and restricted stock awards vested upon signing the Severance Agreement and he will be entitled to exercise his stock options through April 10, 2012.

By signing the Separation Agreement, Mr. Volz agreed to a customary release and waiver of any and all claims against the Company.

The full text of the Severance Agreement will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Warwick Valley Telephone Company

Dated: May 12, 2011	By:	/s/ Duane W. Albro
Duane W. Albro
President and Chief Executive Officer